SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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        14a-6(e)(2))
[ ]    Definitive Proxy Statement
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[X]    Soliciting Material Under Rule 14a-12


                                  DYNACARE INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
The following communication was distributed by Dynacare Inc. to certain of its physicians and clients on May 10, 2002.


TO:        OUR PHYSICIANS AND CLIENTS

FROM:      GAMMA-DYNACARE MEDICAL LABORATORIES


                                                                    May, 2002
                             DYNACARE JOINS LABCORP

On May 9th, 2002 Dynacare announced that Laboratory Corporation of America (LabCorp) the second largest diagnostic laboratory in North America has entered into a definitive agreement to acquire all outstanding Dynacare shares.

The acquisition will not change Dynacare's day-to-day operations in Canada. Dynacare's Partnerships - Gamma-Dynacare Medical Laboratories in Ontario and Dynacare Kasper Medical Laboratories (DKML) in Alberta, will remain unchanged and the existing management teams will be retained to exercise control over the company's operations in Canada.

As a result of this agreement, Dynacare through its Canadian partnerships will be able to bring advance technologies and resources, as well as strengthened and capabilities to Canada.

"Dynacare remains committed to staying on the cutting edge of diagnostic services in Canada," said Dynacare President and CEO Harvey Shapiro. "LabCorp is making this investment in Dynacare because they know we are a quality operation."

LabCorp is one of the world's largest clinical laboratory providers, with no presence in Canada until today. With annual revenues of approximately $2.2 billion dollars U.S. LabCorp performs more than 2 million tests per day and is recognized as an industry leader in introducing new diagnostic technologies. Given that LabCorp is the first U.S. clinical lab company to fully embrace genomic testing, the economies of scale are now in place for Dynacare and its partners to adopt technological innovations as soon as they emerge.

Lab Corp has built a reputation for service and technology leadership. LabCorp operates Centres of Excellence in the area of molecular biology, genetics, substance abuse, and microbiology testing as well as a Centre for Esoteric Testing. Dynacare believes that today's development will provide its Canadian physicians and clients with value added services in all of these areas.

Gamma-Dynacare now will be even more capable of fulfilling its mission, "Caring for People", by providing more sophisticated laboratory services, information management and laboratory related products. We, the management of Gamma-Dynacare Medical Laboratories and will continue to respond to all your needs with flexible responsible service, enhanced relationships, and reliable diagnostic.

Security holders of Dynacare Inc. are urged to read the proxy statement regarding the Plan of Arraugement when it is finalized and distributed to security holders because it will contain important information for making an informed decision. The definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (the "SEC') by Dynacare, and security holders may obtain a free copy of such proxy statement when it becomes available, and other documents filed with the SEC by Dynacare, at the SEC's website at www.sec.gov. The definitive proxy statement, when it becomes available, and other documents filed by Dynacare, may also be obtained free of charge by directing a request to Dynacare Inc., 14900 Landmark Boulevard, Suite 200, Dallas, Texas 75254, attention: Zbig S. Biskup, Executive Vice President and Chief Financial Officer and Secretary


Dynacare and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of Dynacare and their beneficial ownership of Dynacare common stock as of April 15, 2002 are set forth in the proxy statement for the 2002 annual meeting filed by Dynacare on April 30, 2002. Security holders of Dynacare may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.






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